CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated June 12, 2013 relating to the financial statements and financial statement schedule of EYP Realty, LLC included as Exhibit 99.3 of this Registration Statement. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
June 12, 2013